Exhibit 10.35
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of February 6, 2007 by and between Luminex Corporation, a corporation existing under the laws of the State of Delaware (“Luminex”), Tm Bioscience Corporation, a corporation governed by the laws of the Province of Ontario (“Tm”) and Jeremy Bridge-Cook (“Executive”), and shall become effective only on the date (the “Effective Date”) of the closing, if and when such closing occurs, of the acquisition of Tm by Luminex.
RECITAL
     WHEREAS, Executive is to be employed as the Vice President, Molecular Diagnostics for Tm and to be appointed as an officer for Luminex;
     WHEREAS, in consideration for the execution and delivery of this Agreement by Executive, Tm is providing to the Executive certain rights in addition to those which the Executive currently enjoys, including acceleration of option vesting in the event of a change of control and more favourable severance provisions;
     WHEREAS, Tm and Executive wish to document the terms of the employment of Executive in such capacity; and
     WHEREAS, Executive has represented to Tm and Tm has relied on Executive’s representation that the execution of this Agreement by Executive, and the provision of services by Executive to Tm as contemplated in this Agreement, will not conflict with, or cause Executive or any other person or entity to be in breach of, (i) any other contract to which Executive is a party or (ii) any duty which Executive may owe to any other person or entity.
AGREEMENT
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Duties.
          1.1 Duties. During the term of this Agreement, which shall commence, if at all, on the Effective Date (the “Term”), Executive agrees to be employed by and to serve as Vice President, Molecular Diagnostics for Tm and to be appointed as Vice President, Molecular Diagnostics for Luminex, and each of Luminex and Tm, as the case may be, agrees to appoint, employ and retain Executive in such capacity subject to the provisions of this Agreement. Executive shall have such powers, authority and duties, and shall render such services of executive and administrative character, or act in such other capacity for Tm, as the Chief Executive Officer of Luminex shall from time to time lawfully direct and Executive shall report directly to the Chief Executive Officer of Luminex (“CEO”). Executive shall devote all of his business time, energy, and skill to the business of Tm or such other matters of Luminex determined by the CEO.

     2. Term and Termination.
          2.1 Term. Subject to Section 2.2, the term of employment of Executive by Tm shall be indefinite.
          2.2 Termination of Employment. For the purposes of this Agreement, “termination date” and “date of termination” means the effective date on which the employment of the Executive hereunder is terminated, regardless of the date on which Executive is notified of the termination of his employment or the date on which Executive notifies Tm of the resignation of his employment, notwithstanding the fact that Executive might thereafter be entitled to notice of termination or payment in lieu of notice, Severance Compensation or any other payment, and whether such termination or resignation is lawful or unlawful.
               2.2.1 Termination For Cause. “Termination For Cause” shall mean the termination by Tm of Executive’s employment with Tm as the result of fraud or Executive’s continued material breach of this Agreement after receipt of written notice from Tm specifying such breach and failure by Executive to cure such breach within fifteen (15) days from receipt of such notice or any other action or omission by Executive constituting just cause for termination at law. Executive’s inability to perform his obligations under this Agreement despite his best efforts as a result of a permanent or temporary disability (as evidenced by a written determination from a physician chosen by Executive and reasonably acceptable to Tm) shall not result in a Termination For Cause. In the event that Executive fails to cure the breach within the fifteen (15) day cure period, the termination shall be effective as of the date that Tm notifies Executive of his termination following the expiration of the fifteen (15) day cure period. Upon any Termination For Cause, Executive shall be paid the Accrued Obligations (defined below) within three (3) business days following the effective date of termination.
               2.2.2 Termination Other Than For Cause. “Termination Other Than For Cause” shall mean (i) termination by Tm of Executive’s employment with Tm for any reason other than Termination For Cause, Termination by Reason of Death, Termination by Reason of Incapacity or Actual Voluntary Termination or (ii) termination by Executive upon constructive termination of Executive’s employment with Tm by reason of (A) a reduction in Executive’s Base Salary (defined below); (B) a reduction in Executive’s title from Vice President, Molecular Diagnostics for Tm (whether by reason of Executive’s removal from any of such offices or Tm’s failure to reappoint Executive to any of such offices); (C) a Material Diminution (defined below); (D) a requirement that Executive change his principal place of business to a location that is outside the Office Area (defined below), or (E) Tm’s continued material breach of this Agreement after receipt of written notice from Executive specifying such breach and failure by Tm to cure such breach within fifteen (15) days from receipt of such notice. Termination Other Than For Cause may be effected by Tm at any time by providing Executive with written notice of such termination. The termination shall be effective as of the date on which the notice of termination is received by Executive or such later date as may be determined by Tm without regard to any payment or notice to which Executive might be entitled or receive. Executive may also effect a Termination Other Than For Cause upon written notice to Tm at any time any of the conditions for constructive termination set forth in clause (ii) above (including without limitation, if applicable, the expiration of the cure period) have been met. Upon any Termination Other Than For Cause, Executive shall be paid (i) within three (3) business days following the effective date of termination the amount of the Accrued Obligations and (ii) all Severance Compensation provided in Section 4.1. Such payments shall be inclusive of Executive’s entitlements under the Employment Standards Act, 2000, shall satisfy all of Tm’s obligations upon the Termination Other Than For Cause and shall be accepted and received by Executive in lieu of any other notice, pay in lieu of notice, termination pay, severance pay, claim or cause of action for wrongful dismissal damages. For purposes of this Agreement, “Material Diminution” means a material diminution by Tm of Executive’s duties, powers, authority, functions or responsibilities without Executive’s consent, such that Executive is left with such duties, powers, authority, functions and responsibilities (when viewed in the aggregate) that are materially diminished compared to both (i) those duties, powers, authority, functions and responsibilities conferred upon Executive at the Effective Date and (ii) those duties, powers, authority, functions and responsibilities that are most typically conferred upon the employee of companies having both (i) an executive with the title Vice President, Molecular Diagnostics and responsibilities consistent with that title and (ii) revenues comparable to Tm (based on the revenues of Tm at the time of determination). Tm and Executive agree that in the event there is an ambiguity with respect to the interpretation or application of the definition of “Material Diminution”, such ambiguity shall be resolved according to the reasonable interpretation of such definition most favorable to Tm. For purposes of this Agreement, “Office Area” means the geographical area within a 65 kilometre radius of Tm’s current principal office at 439 University Avenue, Toronto, Ontario.
               2.2.3 Actual Voluntary Termination. “Actual Voluntary Termination” shall mean termination by Executive of Executive’s employment with Tm for any reason other than Termination For Cause, Termination Other Than For Cause, Termination by Reason of Death or Termination by Reason of Incapacity. In the event of an Actual Voluntary Termination, Executive shall be paid within fifteen (15) business days following the effective date of termination the amount of the Accrued Obligations.
               2.2.4 Termination by Reason of Incapacity. If, during the Term, Executive shall become Permanently Disabled (defined below), Tm may terminate Executive’s employment with Tm effective on the earliest date permitted under applicable law, if any, and such termination shall be deemed “Termination by Reason of Incapacity”. Upon termination of employment under this Section, Executive shall be paid (i) within three (3) business days following the effective date of termination the amount of the Accrued Obligations and (ii) all Severance Compensation provided in Section 4.2. As used herein, Executive shall be deemed “Permanently Disabled” if Executive is (i) collecting long-term disability payments under a long-term disability plan established for the benefit of Tm’s employees or executives generally or a reasonably similar plan or (ii) if, and only if, no such long-term disability plan is in effect at the time of determination, a physician selected by Tm and reasonably acceptable to Executive makes a written determination that Executive is unable to perform his obligations under this Agreement despite his best efforts by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuing period of not less than 12 months.

               2.2.5 Termination by Reason of Death. In the event of Executive’s death during the Term, Executive’s employment with Tm shall be deemed to have terminated as of the date on which his death occurs and the estate of Executive shall be paid (i) within fifteen (15) days following the effective date of termination the amount of the Accrued Obligations and (ii) all Severance Compensation provided in Section 4.3.
               2.2.6 Termination of Relationship with Affiliated Entities. Unless agreed by Tm and Executive in a separate written agreement (other than corporate minutes, resolutions, charter documents, bylaws and partnership agreements), upon the termination of Executive’s employment with Tm for any reason, Executive shall tender a written resignation of any positions he may have with Tm and its Affiliates (as that term is defined in the Business Corporations Act (Ontario)) (“Affiliates”) and any and all of Tm’s direct and indirect subsidiaries.
               2.2.7 Definition of Accrued Obligations. As used in this Agreement, “Accrued Obligations” means all accrued but unpaid salary, accrued but unpaid vacation, sick leave, and similar pay (all determined in accordance with Tm’s policies then in effect), and any appropriate business expenses incurred by Executive in connection with his duties hereunder, all to the date of termination.
     3. Salary, Benefits and Bonus Compensation.
          3.1 Base Salary. As payment for the services to be rendered by Executive as provided in Section 1 and subject to the terms and conditions of Section 2, Tm agrees to pay to Executive a "Base Salary” at the rate of Cdn. $250,000 per annum payable in accordance with the then-current payroll policies of Tm.
          3.2 Annual Bonus. Executive shall be eligible to receive a bonus each year in an amount up to fifty percent (50%) of your then-current Base Salary (or such other amount as may otherwise be determined by the Compensation Committee of the Board of Directors of Luminex), subject to the performance criteria established annually at the discretion of Tm and payable during the first quarter of the following year or otherwise as consistent with the timing of other employee bonuses. The CEO is under no obligation to declare, and Tm is under no obligation to pay, any bonus to Executive under the terms of this Agreement. In the event Executive and Tm are parties to a written agreement or plan executed by both Tm and Executive that governs bonus arrangements, and the provisions thereof conflict with this Section 3.2, the terms of such other written agreement or plan shall supersede this Section 3.2.
          3.3 Change in Control. In the event that both (i) a Change in Control (defined below) of Tm occurs during the Term and (ii) Executive’s employment with Tm (or, as applicable, its successor in interest) terminates for any reason (including without limitation an Actual Voluntary Termination by Executive) at any time within six (6) months following the occurrence of the Change in Control of Tm, in lieu of any Severance Compensation then owed or that otherwise would be owed in the future to Executive under Section 4 of this Agreement, Tm (or its successor in interest) shall pay Executive both the Accrued Obligations and a lump sum payment (the “Change in Control Payment”) in an aggregate amount equal to the sum of (i) the

Bonus Amount (defined below), plus (ii) an amount equal to one and one half times the Executive’s annual Base Salary (at the highest rate in effect during the period beginning six months immediately prior to the effective date of the Change of Control through the date of termination) within three (3) business days after the date of termination of Executive’s employment. In the interest of clarity, Tm and Executive agree that, upon the termination of Executive’s employment at any time within six (6) months following the occurrence of the Change in Control of Tm, the provisions of Sections 4.1, 4.2, 4.3, and 4.5 shall automatically be deemed null and void and shall not apply with respect to any termination of Executive’s employment (whether such termination is effected in connection with the Change in Control of Tm or at any time in the future following the Change in Control of Tm), and under no circumstances shall Tm ever be obligated to pay Executive both a Change in Control Payment and Severance Compensation under Section 4. For purposes of this Agreement, a “Change in Control” of Tm shall be deemed to have occurred if, after the date of this Agreement:
     (A) any “Person” (as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than an Approved Person (as defined below)) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a majority or more of the then outstanding Common Stock of Tm (“Common Stock”) (such Person, an “Acquiring Person”); or
     (B) Tm merges or consolidates with any other corporation or other entity, in each case other than a merger or consolidation which results in the voting securities of Tm outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of Tm or such surviving entity outstanding immediately after such merger or consolidation; or
     (C) Tm sells or disposes of all or substantially all of Tm’s assets in one transaction or a series of related transactions; or
     (D) Tm files a periodic or current report or proxy statement with the Securities and Exchange Commission (the “SEC”) disclosing that a “change in control” (as such term is used in Item 5.01 of Form 8-K promulgated by the SEC) of Tm has occurred; or
     (E) Tm is no longer controlled by Luminex, or there is a change in control of Luminex, in either case within the meaning of subsection 1(5) of the Business Corporations Act (Ontario).
     As used in this Agreement, “Approved Person” means (1) an employee benefit plan of Tm (or a trustee or other fiduciary holding securities for such a plan), or (2) a corporation owned, directly or indirectly, by the stockholders of Tm in substantially the same proportions as their ownership of stock of Tm, or (3) a Person not less than a majority of whose voting securities are Beneficially Owned by Tm after giving effect to the transaction.
     As used in this Agreement, “Bonus Amount” means the annual bonus (if any) received or to be received by Executive under Section 3.2 in respect of the then most recently completed calendar year, or if no determination concerning bonuses has been made for the most recently completed calendar year, then the annual bonus (if any) for the previous calendar year.
     Any options (“Options”) granted (including without limitation Options that may be granted in the future) and restricted stock (“Restricted Stock”) issued (including without limitation Restricted Stock that may be issued in the future) to Executive pursuant to any incentive plan of Tm or its Affiliates shall immediately vest upon a Change in Control. Tm shall take no action to facilitate a transaction involving a Change in Control, including without limitation redemption of any rights issued pursuant to any rights agreement, unless it has taken such action as may be necessary to ensure that Executive has the opportunity to exercise all Options he may then hold, and obtain certificates containing no restrictive legends in respect of any Restricted Stock he may then hold, at a time and in a manner that shall give Executive the opportunity to sell or exchange the securities of Tm acquired upon exercise of his Options and upon receipt of unrestricted certificates for shares of Common Stock in respect of his Restricted Stock, if any (collectively, the “Acquired Securities”), at the earliest time and in the most advantageous manner any holder of the same class of securities as the Acquired Securities is able to sell or exchange such securities in connection with such Change in Control. Tm acknowledges that its covenants in the preceding sentence (the “Covenants”) are reasonable and necessary in order to protect the legitimate interests of Tm in maintaining Executive as one of its employees and that any violation of the Covenants by Tm would result in irreparable injuries to Executive, and Tm therefore acknowledges that in the event of any violation of the Covenants by Tm or its directors, officers or employees, or any of their respective agents, Executive shall be entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief in order to (i) obtain specific performance of the Covenants, (ii) obtain specific performance of the exercise of his Options, delivery of certificates containing no restrictive legends in respect of his Restricted Stock and the sale or exchange of the Acquired Securities in the advantageous manner contemplated above or (iii) prevent violation of the Covenants; provided nothing in this Agreement shall be deemed to prejudice Executive’s rights to damages for violation of the Covenants. In the event that the terms of any separate written agreement concerning Options granted or Restricted Stock issued to Executive conflict with the terms of this paragraph, the terms of this paragraph shall control.
          3.4 Additional Benefits. During the Term, Executive shall be entitled to the following fringe benefits:
               3.4.1 One-Time Signing Bonus and Restricted Stock Grant. As further consideration for Executive’s entry into this Agreement, Executive shall receive on the execution hereof:
     (A) a one-time signing bonus in the amount of Cdn $100,000, and
     (B) a one-time grant of 25,000 shares of Restricted Stock, vesting in equal one-fifth increments on each anniversary of the grant date of such Restricted Stock, and in accordance with the terms of the Luminex 2006 Equity Incentive Plan.

     In addition, and for greater certainty, Tm hereby confirms that in accordance with the Certificate of Arrangement to be issued in connection with the acquisition of Tm by Luminex, each Tm Option previously granted to the Executive by Tm and outstanding at the date (the “Certificate of Arrangement Date") of issuance of the Certificate of Arrangement, whether or not vested, shall be exchanged for a Luminex Option granted by Luminex to acquire (on the same terms and conditions as were applicable to the Tm Options pursuant to the relevant Tm stock option plan under which those Tm Options were issued) the number (rounded down to the nearest whole share) of shares of Luminex common stock determined by multiplying (A) the number of Tm common shares subject to each such Tm Option immediately prior to the Certificate of Arrangement Date by the share exchange ratio of 0.060. The exercise price per share of Luminex common stock subject to any such Luminex Options will be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per Tm common share subject to such Tm Options immediately prior to the Certificate of Arrangement Date and (B) the share exchange ratio, expressed in United States dollars based on the noon buying rate of the Bank of Canada on the last trading day immediately preceding the Certificate of Arrangement Date.
               3.4.2 Benefits and Vacation. Executive shall be eligible to participate in such of Tm’s benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of Tm. Tm may, at any time and from time to time, modify, suspend, or discontinue any or all such benefits for its employees generally or for any group thereof. A termination or expiration of this Agreement for any reason or for no reason shall not affect any rights which Executive may have pursuant to any agreement, policy, plan, program or arrangement of Tm providing Executive benefits (including under any stock option agreement or bonus plan or agreement which may exist), which rights shall be governed by the terms thereof. Executive shall be entitled to three (3) weeks paid vacation each calendar year (prorated for partial years). Unless approved in advance by the CEO, accrued vacation not taken in any applicable period shall not be carried forward or used in any subsequent period.
               3.4.3 Reimbursement for Expenses.
                    3.4.3.1 Incidental Expenses. Tm shall reimburse Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Executive in connection with his duties under this Agreement. Any such expenses shall be submitted by Executive to Tm on a periodic basis and will be paid in accordance with standard Tm policies and procedures.
                    3.4.3.2 Moving Expenses. In the event of the relocation of Tm’s headquarters to a location that is outside the Office Area and Executive elects to relocate, Tm shall (i) reimburse Executive for any reasonable, out-of-pocket and adequately documented moving expenses incurred by Executive in connection with the transfer of his residence and (ii) pay to an Executive an amount of cash reasonably calculated by Tm to negate adverse income tax consequences to Executive of the foregoing reimbursement.

      4. Severance Compensation.
          4.1 Severance Compensation in the Event of a Termination Other Than For Cause. In the event Executive’s employment is terminated as a result of a Termination Other Than for Cause, Executive shall be paid (subject to Section 4.5) the Severance Compensation (defined below). Such Severance Compensation is inclusive of Executive’s statutory and common law rights to notice, pay in lieu of notice, and, if applicable, severance pay under the Ontario Employment Standards Act, 2000, as amended.
          4.2 Severance Compensation for Termination by Reason of Incapacity. In the event Executive’s employment is terminated as a result of a Termination by Reason of Incapacity, Executive shall be paid (subject to Section 4.5) the difference represented by (i) the Severance Compensation less (ii) any payment or payments receivable by Executive during the twelve (12) month period from the time of termination under any long-term disability plan in effect that provides benefits to Executive.
          4.3 Severance Compensation for Termination by Reason of Death. In the event Executive’s employment is terminated as a result of Executive’s death, the estate of Executive shall be paid the Severance Compensation.
          4.4 This section intentionally deleted.
          4.5 No Severance Compensation Upon Other Termination. In the event of an Actual Voluntary Termination or Termination For Cause, Executive shall not be paid any Severance Compensation.
          4.6 Conditions to Payment; Sole Remedy. Executive shall not be entitled to receive any compensation or other payment pursuant to Sections 4.1 or 4.2 unless Executive shall have executed and delivered to Tm a release substantially in the form attached hereto as Exhibit “A” and, provided Tm has also signed such release within two (2) business days of execution and delivery by Executive, all revocation and waiting periods applicable to such release have expired (if Tm fails to sign such release, then such revocation and waiting periods shall not apply). In addition, in the event that Executive breaches any of the restrictive covenants set forth in Article 5 at any time, Tm shall be entitled to discontinue any compensation or other payments pursuant to Sections 4.1 or 4.2 (provided, however, that if it is finally determined by a court of competent jurisdiction or an arbitrator that Tm asserted in bad faith that Executive breached any of the restrictive covenants set forth in Article 5, the payments of the Severance Compensation shall be extended for two months for each calendar month that payments were delayed. The compensation to be paid to Executive pursuant to Sections 4.1, 4.2, or 4.3 shall represent the sole and exclusive remedy of Executive in connection with the termination of his employment and this Agreement upon a Termination Other Than for Cause, a Termination by Reason of Incapacity or a termination in connection with Executive’s death.
          4.7 Definition of Severance Compensation. As used in this Agreement, “Severance Compensation” means an amount equal to the sum of (i) the Bonus Amount plus (ii) an amount equal to one and one half times the Executive’s annual Base Salary (at the highest rate in effect for the six month period immediately prior to the date of termination), paid in semi-monthly installments for a period of eighteen (18) months from the date of termination. In addition, as part of the Severance Compensation, Tm also shall pay (until the earlier of (A) the first anniversary of the date of termination or (B) the date that Executive is eligible to be covered under a comparable or more favorable health plan of another Person, at which time all such benefits shall cease) (i) payments in respect of the continuation of health benefits for Executive, his spouse and his children and (ii) payments to fund dental coverage for Executive, his spouse and his children, in each case comparable to the dental coverage that they would have received and subject to any exclusions under applicable plans and policies or required by the insurer, if Executive had continued as an employee of Tm.
     5. Protection of Tm.
          5.1 Non-Competition. Ancillary to the otherwise enforceable agreements set forth in this Agreement, Executive agrees that during Executive’s employment with Tm and for a period of one (1) year following termination of employment, whether such termination occurs at the insistence of Executive or Tm for any reason, Executive shall not compete directly or indirectly in any way with the business of Tm or its Affiliates anywhere in the world where Tm conducted business during the Term. For purposes of this Agreement, “compete directly or indirectly in any way with the business of Tm or its Affiliates” means to become an employee, consultant, advisor, manager, member, director of or beneficially own more than three percent of any individual, company or entity that competes with Tm or its Affiliates in the Core Business (defined below) at the time of determination. Executive agrees that the assertion or existence of any claim by Executive against Tm or its Affiliates shall not be a defense to the enforcement of this paragraph by injunction or otherwise. As used in this Agreement, “Core Business” means the development, manufacturing and/or marketing of multiplexing biological testing technologies with applications in the life-sciences industry.
          5.2 Nonsolicitation. Ancillary to the otherwise enforceable agreements set forth in this Agreement, Executive agrees that, for a period of one (1) year subsequent to the termination of Executive’s employment with Tm or its Affiliates, Executive shall not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other employees of Tm or its Affiliates, nor shall Executive contact or communicate with any other employees of Tm or its Affiliates for the purpose of inducing other employees to terminate their employment with Tm or its Affiliates. For purposes of this covenant, “other employees of Tm or its Affiliates” shall refer to employees who are still actively employed by, or doing business with, Tm or its Affiliates at the time of the attempted recruiting or hiring, with whom Executive had contact in the twenty-four (24) months preceding the termination of Executive’s employment (or for the period of Executive’s employment if less than twenty-four (24) months).
          5.3 Remedies. Due to the irreparable and continuing nature of the injury which would result from a breach of the covenants described in Sections 5.1 and 5.2, Executive agrees that Tm may, in addition to any remedy which Tm may have at law or in equity, apply to any court of competent jurisdiction for the entry of an immediate order to restrain or enjoin the breach of this covenant and to otherwise specifically enforce the provisions of the covenants set forth in Sections 5.1 and 5.2.

          5.4 Acknowledgment. Executive acknowledges and agrees that the restrictions set forth above are ancillary to an otherwise enforceable agreement and supported by independent valuable consideration. Executive further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by Sections 5.1 and 5.2 are reasonable and acceptable to Executive, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of Tm or its Affiliates.
          5.5 Reformation and Severance. If a judicial determination is made that any of the provisions of the above restriction constitutes an unreasonable or otherwise unenforceable restriction against Executive, it shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the prohibited business activity from the coverage of this restriction and to apply the restriction to the remaining portion of the business activities not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this restriction are determined by a court not to be specifically enforceable through injunctive relief, Tm shall nevertheless be entitled to seek to recover monetary damages as a result of the breach of any provision which is not reformed by a court. The time period during which the restrictions shall apply shall be tolled and suspended as to Executive for a period equal to the aggregate quantity of time during which Executive violates such prohibitions in any respect.
          5.6 Confidential Information and Trade Secrets. As used herein, “Confidential Information” means any data or information that is important, competitively sensitive, and not generally known by the public or persons involved in the biological testing or life sciences industries, including, but not limited to, Tm’s business plans, Prospective Customers, training manuals, proprietary software, product development plans, bidding and pricing procedures, market plans and strategies, projections, internal performance statistics, financial data, confidential personnel information concerning employees of Tm, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The term “Confidential Information” shall not apply to information which is (i) already in Executive’s possession (unless such information was obtained by Executive from Tm in the course of Executive’s employment by Tm); (ii) received by Executive from a third party with, to Executive’s knowledge, no restriction on disclosure or (iii) required to be disclosed by any applicable law or by an order of a court of competent jurisdiction.
     Executive recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of Tm and its Affiliates. Except as required to perform Executive’s duties as an Executive of Tm, until such time as they cease to be Confidential Information through no act of Executive in violation of this Agreement, Executive will not use or disclose any Confidential Information of Tm or its Affiliates. Upon the request of Tm or its Affiliates and, in any event, upon the termination of this Agreement for any reason, Executive will surrender to Tm or its Affiliates (i) all memoranda, notes, records, drawings, manuals or other documents pertaining to Tm or its Affiliates’ business including all copies and/or reproductions thereof and (ii) all materials involving any Confidential Information of Tm or its Affiliates.
          5.7 Preservation of Tm Property. Executive acknowledges that from time to time in the course of employment with Tm, Executive has had the opportunity to inspect and use certain property of Tm and its Affiliates, both tangible and intangible, including but not limited to files, records, documents, drawings, specifications, lists, equipment, graphics, designs, and similar items relating to the business of Tm and its Affiliates. Executive acknowledges and agrees that all such property, including but not limited to any and all copies thereof, whether prepared by Executive or otherwise in the possession of Executive, are and shall remain the exclusive property of Tm or its Affiliates, that Executive shall have no right or proprietary interest in such property and that Executive will safeguard and return to Tm and its Affiliates all such property upon the earlier of (i) Tm or its Affiliates’ request and (ii) the termination of Executive’s employment with Tm.
          5.8 Assignment of Inventions to Tm. All computer software, compilations, programs, improvements, inventions, notes, copyrightable works, and opportunities for additional Tm business, made, fixed, conceived, or acquired by Executive during the Term are exclusively owned by Tm, are Tm’s works for hire, and fully assigned to Tm including without limitation all rights to renewals, extensions, causes of action, reproduce, prepare derivative works, distribute, display, perform, transfer, make, use and sell and may never be copied, used, or disclosed without Tm’s express written consent. Executive will sign on request any documents affirming the same for any particular item. In addition, Executive agrees to execute Company’s standard Confidentiality and IP Assignment Agreement by the Effective Date.
          5.9 Notice to Subsequent Employers. Executive agrees that, prior to commencing any new employment in the Core Business within twelve months after the termination of this Agreement, Executive will furnish the new employer with a copy of this Agreement. Executive also consents to the disclosure by Tm to any new or prospective employer of the existence and terms of this Agreement and that Tm may furnish the employer with a copy of this Agreement.
          5.10 Survival. The provisions of this Section 5 shall survive termination of this Agreement by any party hereto for any reason.
     6. Disclosure of Investments. Commencing upon Executive’s execution of this Agreement and at all times during the Term, Executive shall keep the CEO informed in writing of the nature and extent of Executive’s investments, stock holdings, or retention as a director, advisor or any similar interest in any business or enterprise involved in the Core Business other than Tm; provided, however, that Executive shall not be required to disclose any such investments or stock holdings that constitute less than 1% of such entity’s total obligations or total voting power.

     7. Arbitration.
          7.1 Exclusive Remedy. Arbitration shall be the sole and exclusive remedy for resolving any claim or dispute which cannot be mutually resolved between the parties to this Agreement with the exception of disputes arising out of Executive’s obligations under Article 5 or disputes arising out of Tm’s obligations under the last paragraph of Section 3.3, which are not subject to this arbitration provision; provided however, that the parties hereto agree that they may bring action in any court of competent jurisdiction to enforce any award granted pursuant to arbitration or to otherwise enforce this Article 7. This includes, but is not limited to, termination, interpretation or application of this Agreement or any other agreement or policy of Tm, any claim of violation of law relating to the employment relationship, including, without limitation, any claim of employment discrimination or sexual harassment, or harassment based on any other prohibited basis, or any claim by Tm against Executive. This Agreement is a waiver of the right to trial by a jury or court.
          7.2 Limitations. The request for arbitration must be made within one (1) year from the date of the occurrence giving rise to the dispute or claim; or, in the event of a statutory claim, the time set forth by statute.
          7.3 Rules and Procedures. The arbitration will be referred to and finally settled by private and confidential binding arbitration before a single arbitrator held in Ontario in English and governed by the Ontario Arbitration Act, 1991, as amended from time to time.
          7.4 Arbitrator’s Authority. Upon finding that a claim is meritorious or in favor of one of the parties to the dispute, the arbitrator shall have the authority to order legal and equitable remedies appropriate as permitted by law.
          7.5 Expenses. Costs of obtaining and paying the arbiter and the costs associated with conducting the arbitration, including obtaining a facility to be used during the arbitration, shall be paid by Tm. Other costs of the arbitration or any litigation associated with any dispute arising under or in connection with this Agreement including, without limitation, reasonable attorneys’ and experts’ fees and expenses of Luminex, Tm and the Executive shall be borne by the party incurring such expense unless the arbiter or court of law, as the case may be, awards costs to one of the parties.
     8. Miscellaneous.
          8.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.
          8.2 Entire Agreement; Modifications. Except as otherwise provided herein, this Agreement represents the sole, entire, and complete understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Executive from Tm.
          For greater certainty, Executive acknowledges and agrees that:
               8.2.1 this Agreement supersedes in its entirety the agreement made as of September 5, 2006 between Tm and Executive (the “September 5 Agreement”),
               8.2.2 the September 5 Agreement is terminated and of no further force or effect as of the Effective Date, and
               8.2.3 notwithstanding the termination of the September 5 Agreement and the provisions of Article 4 thereof, in consideration of the payments and benefits being provided by Luminex and Tm to Executive under this Agreement, Executive has voluntarily accepted and agreed to the terms set out in the Agreement in full and final satisfaction of and in substitution for all claims that he might have as a result of the termination of the September 5 Agreement and, in particular, Executive expressly waives all entitlement to any payments that might otherwise be payable to him under the September 5 Agreement as a result of its termination, including, without limitation, the payments contemplated by paragraph 4.2(c) thereof.
          All modifications to the Agreement must be in writing and signed by each of Luminex, Executive and Tm.
          8.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three business days after mailing or one business day after transmission of a facsimile (with confirmation of receipt) to the respective persons named below:

If to Luminex or Tm:	Luminex Corporation
Attn: General Counsel
12212 Technology Blvd.
Austin, Texas 78727
Fax: (512) 219-6325

If to Executive:	Jeremy Bridge-Cook
150 Browning Ave.
Toronto, ON, Canada
M4K 1W5
Any party may change such party’s address for notices by notice duly given pursuant to this Section 8.3.
          8.4 Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

          8.5 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario. Subject in all respects to Section 7 generally and Section 7.3 in particular, any dispute arising out of or relating to this Agreement may be brought in a court of competent jurisdiction located in Toronto, Ontario, and each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of such courts in any such dispute, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the dispute shall be heard and determined only in any such court, and agrees not to bring any dispute arising out of or relating to this Agreement in any other court. The parties agree that any one or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any dispute may be served on any party anywhere in the world.
          8.6 Severability. Should any court of competent jurisdiction determine that any provision of this Agreement is illegal or unenforceable to any extent, such provision shall be enforced to the extent permissible and all other provisions of this Agreement shall continue to be enforceable to the extent possible.
          8.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.
          8.8 Assignment. Neither this Agreement nor any duties or obligations hereunder may be assigned by any party without the prior written consent of the other parties; provided, however, that Luminex and/or Tm may assign this Agreement to either (i) a wholly-owned subsidiary of Luminex and/or Tm (provided, however, that such assignment shall not relieve Luminex or Tm of its obligations hereunder) or (ii) a Person acquiring substantially all of Luminex’s or Tm’s assets if such acquisition would constitute a Change in Control.
          8.9 Withholding. All compensation and benefits payable to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.
          8.10 Acknowledgment. The Executive acknowledges that:
(a)	the Executive has had sufficient time to review this Agreement thoroughly;

(b)	the Executive has read and understands the terms of this Agreement and the obligations hereunder;

(c)	the Executive has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of this agreement; and,

(d)	the Executive has received a fully executed counterpart copy of this Agreement.
          8.11 No Conflicts. The execution, delivery and performance of this Agreement by the Executive will not conflict with, or result in the breach or termination of, or constitute a default under, any agreement, commitment or other instrument, or any order, judgment or decree, to which the Executive is a party or by which the Executive is bound.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LUMINEX CORPORATION

	By:	/s/ Patrick J. Balthrop

Tm BIOSCIENCE CORPORATION

	By:	/s/ Richard Janeczko

EXECUTIVE

/s/ Donna Ford	/s/ Jeremy Bridge-Cook

WITNESS	JEREMY BRIDGE-COOK